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                                                                   Exhibit 23.2




            Consent of Independent Registered Public Accounting Firm

The Board of Directors
CCO Holdings, LLC:

We consent to the use of our report dated March 1, 2004, relating to the consolidated balance sheets of CCO Holdings, LLC and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in member's equity, and cash flows for each of the years in the three-year period ended December 31, 2003, included herein, and to the reference to our firm under the headings "Summary Consolidated Financial Data," "Selected Historical Consolidated Financial Data," and "Experts" in the registration statement.

As discussed in Note 3 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

As discussed in Note 16 to the consolidated financial statements, effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation
- Transition and Disclosure - an amendment of FASB Statement No. 123.


/s/ KPMG LLP

St. Louis, Missouri
June 3, 2004